Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Autobytel Inc. and subsidiaries, of our reports, dated March 15, 2007, relating to our audit of the consolidated financial statements, financial statement schedule and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Autobytel Inc. and subsidiaries for the year ended December 31, 2006.

Our report, dated March 15, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and an opinion that the Company had not maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by (COSO).

/s/ McGladrey & Pullen, LLP
Irvine, California August 9, 2007

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.